Exhibit 99.1

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Proposed Public Offering of

$350 Million Senior Unsecured Notes due 2013

Sarasota, Florida, July 29, 2008 ... Roper Industries, Inc. (NYSE: ROP) announced today that it proposes to offer $350 million principal amount of its senior unsecured notes due 2013. Actual terms of the notes, including interest rate, principal amount and maturity, will depend on market conditions at the time of pricing.

Net proceeds from the sale of the notes will be used to repay borrowings under Roper’s senior unsecured credit facility.

Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are serving as joint book-running managers for the offering.

Full details of the offering, including a description of the notes and certain risk factors related to the notes, are contained in a prospectus supplement and related base shelf prospectus dated July 29, 2008 available through Banc of America Securities LLC, Prospectus Department, 100 W. 33rd St., 3rd Floor, New York, New York, 10001, e-mail: dg.prospectus.distribution@bofasecurities.com, telephone 800-294-1322; J.P. Morgan Securities Inc., Investment Grade Syndicate Desk, 270 Park Ave., New York, New York, 10017, telephone: 212-834-4533 or fax: 212-834-6081; and Wachovia Securities, Wachovia Customer Information Center, 1525 West W.T. Harris Boulevard, NC0675, Attn: Syndicate Operations, Charlotte, North Carolina, 28262, e-mail: prospectus.specialrequests@wachovia.com, telephone 800-326-5897.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or any other securities, nor will there be any sale of the notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.2 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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